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                                                                  EXHIBIT (10)Q.

                            NON-EMPLOYEE DIRECTOR AND
                      NAMED EXECUTIVE OFFICER COMPENSATION

                   NON-EMPLOYEE DIRECTOR COMPENSATION SUMMARY

Directors who are not employees of the Company receive a retainer of $20,000 per year and a fee of $1,000 for each board or committee meeting they attend in person and $750 for each meeting they attend by telephone. Each committee chairman receives an additional $4,000 per year. The Company also pays the premiums for non-employee directors on $50,000 of coverage under the Company's group term life insurance policy plus additional cash compensation to offset taxes on their imputed income from such premiums. Directors who are full-time Company employees do not receive any extra compensation for serving as directors.

The 1996 Stock Incentive Pan (the "Plan") provides for the automatic issuance of shares of common stock valued at $15,000 to a newly elected non-employee director on the date of the first annual meeting at which he or she is elected a director. All non-employee directors receive shares of restricted stock valued at $44,000 on the date of each annual meeting. The shares are subject to restrictions on transfer for five years after they are granted unless the director leaves the board earlier and, with certain exceptions, to forfeiture if the director's service terminates during the three years following the date of grant. The Plan also permits non-employee directors to elect to exchange all or part of their annual retainers for shares of restricted stock at 75% of the shares' fair market value. Such shares are subject to the same restrictions on transfer and to forfeiture if the director's service terminates before the retainer represented by such shares is earned.

                  NAMED EXECUTIVE OFFICER COMPENSATION SUMMARY

Fiscal 2006 salaries for named executive officers:

       Name                                      Title                               Salary
       ----                                      -----                               ------
Hal N. Pennington          Chairman, President and Chief Executive Officer         $  700,000
James S. Gulmi             Senior Vice President and Chief Financial Officer          330,000
Jonathan D. Caplan         Senior Vice President                                      275,000
Robert J. Dennis           Senior Vice President                                      320,000
James C. Estepa            Senior Vice President                                      475,000

Bonuses for Fiscal 2005 performance earned by the named executive officers pursuant to the EVA Incentive Plan:

       Name                                      Title                                Bonus
       ----                                      -----                                -----
Hal N. Pennington          Chairman, President and Chief Executive Officer         $  916,650
James S. Gulmi             Senior Vice President and Chief Financial Officer          334,650
Jonathan D. Caplan         Senior Vice President                                      257,000
Robert J. Dennis           Senior Vice President                                      619,500
James C. Estepa            Senior Vice President                                      673,053

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The portion of Mr. Dennis' earned bonus in excess of three times the target award ($339,000) was deferred and not paid out, pursuant to the EVA Incentive Plan.

The named executive officers also receive long-term incentive awards pursuant to the Company's shareholder approved equity incentive plans.

                             ADDITIONAL INFORMATION

The foregoing information is summary in nature. Additional information regarding director and named executive officer compensation will be provided in the Company's proxy statement to be filed in connection with the 2005 annual meeting of shareholders.